EXHIBIT 16.1
April 15, 2022
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549
Commissioners:
We have read the statements made by T-Mobile US, Inc. (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K of T-Mobile US, Inc. dated April 13, 2022. We agree with the statements concerning our Firm contained therein.
Very truly yours,
/s/ PricewaterhouseCoopers LLP
Seattle, Washington